EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
NovaStar Financial, Inc., a Maryland corporation, and its subsidiaries

▪	NovaStar Certificates Financing Corporation, a Delaware corporation

▪	NFI Holding Corporation, a Delaware Corporation, and its subsidiaries

▪	NovaStar Asset Management Company, a Delaware corporation

▪	NovaStar Mortgage, Inc., a Virginia corporation, and its subsidiaries

▪	NovaStar Mortgage Funding Corporation, a Delaware corporation

▪	NovaStar REMIC Financing Corporation, a Delaware corporation

▪	Corvisa Services, LLC, a Delaware limited liability company

▪	NovaStar CDO Holdings, Inc., a Delaware corporation, and its subsidiaries

▪	NovaStar ABS CDO I, Inc., a Delaware corporation

▪	NovaStar ABS CDO I, Ltd., a Cayman Islands corporation

▪	StreetLinks LLC, an Indiana limited liability company

▪	Corvisa Services, LLC, a Wisconsin limited liability company

▪	Advent Financial Services, LLC, a Delaware limited liability company

▪	Mango Moving, LLC, a Kansas limited liability company